EXHIBIT 99.1

Press release on the following article:

Contact:	Owen J. Onsum	April 30, 2004
President & CEO
FIRST NORTHERN COMMUNITY BANCORP &
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

Deposits, Loans and Assets Experience Gains

First Northern Community Bancorp – First Quarter 2004

Earnings Report

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced their financial results for the first quarter of 2004. Total assets at March 31, 2004 were $556.9 million, up $56.9 million or 11.38% over the first quarter of 2003. Total deposits increased 9.6%, or $43.2 million, to $492.0 million during that same period, and total net loans increased $22.1 million, or 6.2%, to $377.7 million.

Net income as of March 31, 2004 was $1,397,000, down 11.19% from $1,573,000 reported for the quarter ended March 31, 2003. Diluted earnings per share for the first quarter was $0.37, down 11.90% compared to the $0.42 per share earned in the first quarter of 2003. (The 2003 earnings per share figure was adjusted for a 6% stock dividend issued March 31, 2004.)

Annualized Return on Average Assets for the period ended March 31, 2004 was 1.01%, down from 1.28% for the same period in 2003. Annualized Return on Beginning Core Equity was 12.4%, compared to 15.7% one year ago.

Owen “John” Onsum, President and Chief Executive Officer stated, “While we set new records in our deposits, assets and loans, market conditions have had an impact on our earnings. It’s understandable that the current economic cycle and interest rate environment will eventually have an effect on even the most successful financial institutions and most businesses in general. First Northern remains highly profitable, yet when comparing first quarter 2004 to first quarter 2003, First Northern Community Bancorp experienced a slow down in demand for mortgage financing and refinancing, and a reduction in yields on earning assets. However, we believe the Company is well positioned to benefit from future economic growth.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo and parts of Sacramento, Placer and El Dorado Counties. First Northern currently has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City and Downtown Sacramento. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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